Nektar Therapeutics Reports First Quarter 2011 Financial Results

SAN FRANCISCO, April 27, 2011 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the quarter ended March 31, 2011.

Cash, cash equivalents, and short-term investments at March 31, 2011 were $518.6 million as compared to $315.9 million at December 31, 2010.

Revenue for the first quarter of 2011 decreased to $11.3 million as compared to $33.2 million in the first quarter of 2010. This decrease in revenue year over year is primarily attributable to the completion as of December 31, 2010 of the amortization of the $125.0 million upfront payment received in 2009 from AstraZeneca for the NKTR-118 license agreement.

Total operating costs and expenses in the first quarter of 2011 increased by 23% to $45.2 million, compared to $36.6 million in the first quarter 2010. This increase was primarily a result of higher development expenses related to the advancement of multiple programs in clinical development. Research and development expense increased to $30.2 million in the first quarter 2011 as compared to $23.3 million for the same quarter in 2010. General and administrative expense increased to $11.7 million in the first quarter 2011 from $9.0 million in the first quarter of 2010.

“Nektar made great progress in the first quarter of 2011,” said Howard W. Robin, President and Chief Executive Officer of Nektar. “The first patients were enrolled in the comprehensive Phase 3 program for NKTR-118, and our proprietary next-generation opioid candidate, NKTR-181, entered Phase 1 clinical development. We are also preparing our lead oncology candidate, NKTR-102, for advancement into Phase 3 development. We continue to be highly focused on advancing our preclinical pipeline to enable the introduction of one new IND candidate each year.”

Net loss for the first quarter ended March 31, 2011 was $36.0 million or $0.33 loss per share as compared to a net loss of $6.1 million or $0.07 loss per share in the first quarter of 2010.

Conference Call to Discuss First Quarter 2011 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) today, Wednesday, April 27, 2011.

The press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Wednesday, May 25, 2011.

To access the conference call, follow these instructions:

Dial: (800) 573-4754 (U.S.); (617) 224-4325 (international)

Passcode: 88966725 (Nektar Therapeutics is the host)

An audio replay will also be available shortly following the call through Wednesday, May 25, 2011 and can be accessed by dialing (888) 286-8010 (U.S.); or (617) 801-6888 (international) with a passcode of 92209339.

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for NKTR-118, an investigational drug candidate, being evaluated in Phase 3 clinical studies as a once-daily, oral tablet for the treatment of opioid-induced constipation. The agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of NKTR-118 and an opioid. NKTR-181, a novel mu-opioid analgesic molecule, is being evaluated in Phase 1 clinical studies. In oncology, NKTR-102, a novel topoisomerase I-inhibitor, is being evaluated in Phase 2 clinical studies for the treatment of breast, ovarian and colorectal cancers. NKTR-105, a novel anti-mitotic agent, is in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar's technology has enabled seven approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

This press release contains forward-looking statements that reflect management's current views regarding the value and potential of Nektar's drug candidate pipeline, the value and potential of Nektar's technology platform, and the value and potential of certain of Nektar's collaborations with third parties. These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) Nektar's product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the successful commercial launch of our drug candidates may be delayed or unsuccessful due to slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, regulatory delay, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of Nektar's technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iv) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required in the future; (v) the outcome of any future intellectual property or other litigation related to Nektar's proprietary product candidates or complex commercial agreements; and (vi) certain other important risks and uncertainties set forth in Nektar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011. Actual results could differ materially from the forward-looking statements contained in this press release. Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(650) 631-4954
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Karen Bergman/BCC Partners	(650) 575-1509
Michelle Corral/BCC Partners	(415) 794-8662

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2011	December 31, 2010	(1)
Current assets:
Cash and cash equivalents	$ 22,485	$ 17,755
Short-term investments	496,157	298,177
Accounts receivable	2,160	25,102
Inventory	11,712	7,266
Other current assets	6,859	5,679
Total current assets	539,373	353,979

Property and equipment, net	87,628	89,773
Goodwill	76,501	76,501
Other assets	976	972
Total assets	$ 704,478	$ 521,225

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 3,481	$ 7,194
Accrued compensation	7,680	9,252
Accrued expenses	9,231	8,540
Accrued clinical trial expenses	13,649	12,144
Deferred revenue, current portion	19,974	20,584
Other current liabilities	4,865	6,394
Total current liabilities	58,880	64,108

Convertible subordinated notes	214,955	214,955
Capital lease obligations	16,448	17,014
Deferred revenue	122,818	124,763
Deferred gain	3,934	4,152
Other long-term liabilities	6,205	5,571
Total liabilities	423,240	430,563

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	11	9
Capital in excess of par value	1,580,990	1,354,232
Accumulated other comprehensive income	818	968
Accumulated deficit	(1,300,581)	(1,264,547)
Total stockholders' equity	281,238	90,662
Total liabilities and stockholders' equity	$ 704,478	$ 521,225

(1) The consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue:
Product sales and royalties	$ 4,793	$ 3,584
License, collaboration, and other	6,506	29,653
Total revenue	11,299	33,237

Operating costs and expenses:
Cost of goods sold	3,263	4,296
Research and development	30,176	23,286
General and administrative	11,727	9,013
Total operating costs and expenses	45,166	36,595

Loss from operations	(33,867)	(3,358)

Non-operating income (expense):
Interest income	432	463
Interest expense	(2,585)	(2,951)
Other income, net	134	24
Total non-operating expense	(2,019)	(2,464)

Loss before provision for income taxes	(35,886)	(5,822)
Provision for income taxes	148	308
Net loss	$ (36,034)	$ (6,130)

Basic and diluted net loss per share	$ (0.33)	$ (0.07)

Weighted average shares used in computing basic and diluted net loss per share	108,677	93,631

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$ (36,034)	$ (6,130)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,856	4,149
Stock-based compensation	4,802	3,744
Other non-cash transactions	309	(235)
Changes in operating assets and liabilities:
Accounts receivable	22,942	(2,908)
Inventory	(4,446)	(2,232)
Other assets	(1,199)	(883)
Accounts payable	(2,895)	1,748
Accrued compensation	(1,572)	(4,348)
Accrued expenses	1,961	1,354
Accrued clinical trial expenses	1,505	(552)
Deferred revenue	(2,555)	(26,568)
Other liabilities	(1,544)	(1,302)
Net cash used in operating activities	$ (14,870)	$ (34,163)

Cash flows from investing activities:
Purchases of investments	(372,723)	(115,277)
Maturities of investments	113,235	112,074
Sales of investments	61,368	8,197
Purchases of property and equipment	(3,765)	(3,973)
Net cash (used in) provided by investing activities	$ (201,885)	$ 1,021

Cash flows from financing activities:
Payments of loan and capital lease obligations	(459)	(359)
Issuance of common stock, net of issuance costs	221,958	4,776
Net cash provided by financing activities	$ 221,499	$ 4,417
Effect of exchange rates on cash and cash equivalents	(14)	(300)
Net increase (decrease) in cash and cash equivalents	$ 4,730	$ (29,025)
Cash and cash equivalents at beginning of period	17,755	49,597
Cash and cash equivalents at end of period	$ 22,485	$ 20,572